Delisting Determination, The Nasdaq Stock Market, LLC, April 30, 2025, Fold Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Fold Holdings, Inc.
effective at the opening of the trading session on June 2, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on December 17, 2024. The Company did not file an appeal.
The Company security was suspended on December 24, 2024. The Staff determination to delist the Company securities became final on December 24, 2024.